NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS 2010 FINANCIAL RESULTS

Reports improvement in earnings per share of 5.9% over 2009
Increased the quarterly dividend 5.9% to 36 cents per share
Provides guidance for 2011 of $2.25 - $2.40 per fully diluted share

SIOUX FALLS, S.D. – Feb. 11, 2011 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended Dec. 31, 2010.

Highlights for the year include:

•	Net income improved $4 million to $77.4 million, or $2.14 per fully diluted share, for 2010 compared with $73.4 million, or $2.02 per fully diluted share, in 2009;

•	In addition, the Company’s Board of Directors declared a common stock dividend of 36 cents per share, payable on March 31, 2011, to common shareholders of record as of March 15, 2011; and

•	In January 2011, Moody’s Investors Services upgraded our senior secured debt from A3 to A2 and our senior unsecured bank credit facility from Baa2 to Baa1.

•	Completed the Mill Creek Generating Station, a $183 million, 150-megawatt natural gas-fired regulating reserve power plant that was placed into commercial operation on January 1, 2011;

•
Received a final order from the Montana Public Service Commission (MPSC) in NWE’s electric and natural gas delivery services rate filing, approving a net increase of $5.4 million annually in the utility’s revenue requirement;

•
Continued to make progress on our strategy to gain more control on our supply for our customers by signing memoranda of understanding to develop two wind projects in Montana totaling 48 megawatts and purchased a majority interest in the Battle Creek Natural Gas Field in Montana (Battle Creek Field) for a total of $12.4 million;

“2010 was a successful year as we saw our gross margin, operating income and net income improve compared with 2009,” said Bob Rowe, President and CEO.  “These strong results and our free cash flow allowed us to increase our quarterly dividend for the fifth year in a row.  Our significant dividend increase was done to remain within our targeted, and sustainable, payout range.”

“In addition, we added the Mill Creek Generating Station to our existing Montana generation resources, under budget and on time.   The Mill Creek Station will enhance service to our customers at regulated cost-of-service rates,” added Rowe.  “We remain committed to investments in generation resources that will provide our customers with safe and reliable service at a reasonable price.  We are also focused on investing in our electric and natural gas distribution systems to ensure their long-term reliability, capacity and safety for our customers.”

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Annual Financial Results

Consolidated net income was $77.4 million or $2.14 per diluted share for the year ended Dec. 31, 2010, compared with consolidated net income of $73.4 million or $2.02 per diluted share for the year ended Dec. 31, 2009.

NORTHWESTERN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Total Revenues	291,670	302,408	1,110,720	1,141,910
Cost of sales	140,404	153,653	531,089	573,686
Gross Margin	151,266	148,755	579,631	568,224
Operating Expenses
Operating, general and administrative	63,176	61,408	237,047	245,618
Property and other taxes	19,711	16,181	88,198	79,582
Depreciation	23,072	22,080	91,769	89,039
Total Operating Expenses	105,959	99,669	417,014	414,239
Operating Income	45,307	49,086	162,617	153,985
Interest Expense, net	(16,413)	(17,357)	(65,826)	(67,760)
Other Income	1,424	1,307	6,345	2,499
Income Before Income Taxes	30,318	33,036	103,136	88,724
Income Tax Expense	(7,730)	(7,427)	(25,760)	(15,304)
Net Income	$22,588	$25,609	$77,376	$73,420
Average Common Shares Outstanding	36,217	36,142	36,190	36,091
Basic Earnings per Average Common Share	$0.63	$0.70	$2.14	$2.03
Diluted Earnings per Average Common Share	$0.63	$0.70	$2.14	$2.02
Dividends Declared per Average Common Share	$0.340	$0.335	$1.36	$1.34

The following table reconciles the primary changes in 2010 results from 2009:

	Twelve Months Ended
	Pre-tax	Net	EPS - Fully
($millions, except EPS)	Income	Income 1	Diluted

Full Year 2009 reported	$ 88.7	$ 73.4	$ 2.02

Insurance reserves	6.0	3.7	0.10
Postretirement health care	4.0	2.5	0.07
Other Income (mainly Mill Creek AFUDC)	3.8	2.4	0.06
Montana electric interim rate increase	2.8	1.7	0.05
All other gross margin	2.4	1.5	0.04

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Jointly owned plant operations	2.3	1.4	0.04
Change in market value of other capacity contract	2.0	1.2	0.03
Interest expense	1.9	1.2	0.03
Demand-side management (DSM) lost revenues	1.7	1.0	0.03
Transmission capacity	1.5	0.9	0.03
South Dakota retail electric volumes	1.5	0.9	0.03
Reclamation settlement	1.0	0.6	0.02
Legal and professional fees	0.9	0.6	0.01
Pension	0.7	0.4	0.01
Labor	0.6	0.4	0.01
Gas production	0.5	0.3	0.01
All other OG&A	0.5	0.3	0.01
Insurance recoveries and settlements	0.3	0.2	0.01
Bad debt expense	0.3	0.2	0.01
South Dakota wholesale electric	(1.2)	(0.7)	(0.02)
Retail natural gas volumes	(2.7)	(1.7)	(0.05)
Depreciation expense	(2.8)	(1.7)	(0.05)
QF supply costs	(3.6)	(2.2)	(0.06)
Montana property tax, net of tracker	(3.6)	(2.2)	(0.06)
Operating and maintenance (tree trimming & proactive work)	(6.5)	(4.0)	(0.11)
Items related to income tax
Repairs tax deduction (2010 greater than 2009)		2.0	0.06
Bonus depreciation and other tax items	-	1.7	0.05
Increase in valuation allowance accrual	-	(0.7)	(0.02)
2008 Repairs tax deduction recorded in 2009	-	(7.9)	(0.22)
All other, net	0.1	0.1	-

Subtotal			0.12

Full Year 2010 reported	$ 103.1	$ 77.4	$ 2.14

1.) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
   For more information see www.northwesternenergy.com/documents/investor/Q410.pdf

Consolidated gross margin for 2010 was $579.6 million compared with $568.2 million for 2009.  The increase in gross margin was due to an increase in Montana property taxes included in a tracker, an increase in Montana electric transmission and distribution rates, a change in the market value of a capacity contract included in our “other” segment, an increase in demand side management lost revenues recovered through our supply tracker, improved transmission capacity revenues caused by increased demand, an increase in electric volumes due to warmer summer weather in South Dakota, a decrease in cost of sales due to a settlement to recover previously incurred reclamation costs and gas production margin from the purchase of the Battle Creek Field in September 2010.  These increases in margin were offset in part by higher qualifying facility related supply costs, a decrease in retail natural gas volumes caused by warmer winter weather and lower wholesale electric prices in South Dakota.

Consolidated operating, general and administrative expenses were $237.0 million for the year ended Dec. 31, 2010 as compared with $245.6 million during 2009.  The decrease in operating, general and administrative expenses of $8.6 million was primarily due to the following:

•	Lower insurance reserves due to fewer claims compared with the prior year and a favorable arbitration decision in the first quarter of 2010;

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

•	Lower postretirement health care costs due to a plan amendment during the fourth quarter of 2009;

•
Lower plant operations costs due to scheduled maintenance and an unplanned outage at Colstrip Unit 4 for a rotor repair in 2009, offset in part by increased costs in 2010 related to chemical injection technologies installed at the Colstrip plant;

•	Decreased legal and professional fees;

•	Lower pension expense;

•	Decreased labor costs primarily due to lower severance costs, offset in part by compensation increases;

•	Higher insurance recoveries and settlements due to $5.9 million received during 2010 as compared with $5.6 million received during 2009; and

•	Lower bad debt expense based on lower average customer receivables.

These decreases were partially offset by:

•
Increased operating and maintenance costs primarily due to tree trimming and proactive line maintenance.  The increase in these activities during 2010 was part of our commitment to maintain high level reliability and improve system performance. We expect these costs to continue to increase in 2011; however, we submitted a request for an accounting order to the MPSC in January 2011 to defer and amortize incremental operating and maintenance expense for 2011 and 2012 over a five-year period beginning in 2013 associated with our distribution infrastructure project.

•	Higher operating expenses recovered from customers through supply trackers primarily related to costs incurred for customer efficiency programs, which have no impact on operating income.

Property and other tax expenses were $88.2 million for the year ended Dec. 31, 2010, compared with $79.6 million during 2009 due to higher assessed property valuations in Montana.

Depreciation expense was $91.8 million for the year ended Dec. 31, 2010, compared with $89.0 million during 2009.  The increase in depreciation expense was related primarily to plant additions.

Interest expense was $65.8 million for the year ended Dec. 31 2010, compared with $67.8 million for the year ended Dec. 31, 2009.  The decrease in interest expense was due to capitalizing $3.2 million of AFUDC primarily related to the Mill Creek Generating Station, partially offset by an increase in interest expense due to increased debt outstanding. As the Mill Creek Generating Station began operating in January 2011, we will not have AFUDC associated with that plant in 2011.

Consolidated other income in 2010 was $6.4 million, compared with $ 2.5 million in 2009.  The increase in other income was primarily due to an increase of $5.0 million of capitalized equity portion of AFUDC related to the MCGS, partially offset by lower interest income. We will not have AFUDC associated with that plant in 2011.

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Consolidated income tax expense in 2010 was $25.8 million as compared with $15.3 million in 2009.  The effective tax rate in 2010 was 25.0% as compared with 17.2% for the same period of 2009.  These effective tax rates differ from the federal tax rate of 35% primarily due to the regulatory flow-through treatment of repairs deductions and state tax depreciation deductions. While we reflect an income tax provision in our financial statements, we expect our cash payments for income taxes will be minimal through at least 2015,based on our projected taxable income and anticipated use of consolidated net operating loss carryforwards.

Fourth Quarter Financial Results

Consolidated net income for the fourth quarter ended Dec. 31, 2010, was $22.6 million, or $.63/share, compared with $25.6 million, or $.70/share for the fourth quarter in 2009.  The decrease was primarily due to an increase in operating expenses, partially offset by an increase in gross margin.

Consolidated operating expenses increased in the fourth quarter approximately $6.3 million, primarily due to increased property taxes in Montana.  Consolidated gross margin increased in the fourth quarter approximately $2.5 million primarily due to an increase in Montana property taxes included in a tracker and an increase in Montana electric transmission and distribution rates, partially, offset by warmer winter weather in our service territories.

Results from Regulated Operations

Regulated electric gross margin for the year ended Dec. 31, 2010, was $434.4 million, up 2.1%, compared with $425.6 million for 2009.  The improvement was primarily due to the recovery of increased Montana property taxes included in a tracker, the increase in Montana transmission and distribution rates, the increase in demand side management revenue recovered, an increase in transmission capacity revenues, an increase in retail electric volumes in South Dakota due to warmer summer weather, a decrease in cost of sales due to a settlement to recover previously incurred reclamation costs and higher revenues for operating expenses recovered in supply trackers for customer efficiency programs.

This increase in gross margin was offset in part by higher qualifying facility related supply costs based on actual qualifying facility pricing and output and lower average wholesale prices in South Dakota.

Regulated retail electric volumes for the year ended Dec. 31, 2010, totaled 9,856,000 megawatt hours compared with 9,958,000 megawatt hours for the year ended 2009.  The decrease was due primarily to a decline in Montana volumes caused by a weaker economy, offset by an increase in volumes in South Dakota from favorable weather and customer growth, compared with 2009.

Wholesale electric volumes were 1,008,000 megawatt hours for the year ended Dec. 31, 2010, an increase from 859,000 megawatt hours for 2009.  Wholesale volumes increased in Montana due to higher plant availability, and increased slightly in South Dakota due to lower plant availability in 2009 related to scheduled maintenance.  We will no longer have Montana wholesale volumes beginning January 1, 2011 as these volumes will be dedicated to retail customers, due to the expiration of a wholesale supply contract.  In addition, we estimate our South Dakota wholesale volumes will increase by approximately 24 megawatt hours and margin will increase by approximately $1.3 million in 2011 primarily due to higher plant availability at higher average prices.

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Regulated electric gross margin for the fourth quarter of 2010 was $108.2 million as compared with $104.4 million for the same period in 2009.

Regulated retail electric volumes for the fourth quarter of 2010 totaled 2,466,000 megawatt hours as compared with 2,510,000 megawatt hours in the same period in 2009.  Regulated wholesale electric volumes for the fourth quarter of 2010 were 230,000 megawatt hours, a decrease from 272,000 megawatt hours in the same period in 2009.

Regulated natural gas gross margin was $143.9 million for the year ended Dec. 31, 2010, compared with $144.5 million during 2009.  The decline in margin is primarily due to warmer winter weather, offset in part by an increase in recovery of property taxes included in a tracker as compared with the same period in 2009 and gas production margin related to the purchase of our interest in the Battle Creek Field.

Regulated retail natural gas volumes were 30,631,000 dekatherms for the year ended Dec. 31, 2010, compared with 32,124,000 dekatherms for the same period in 2009.

Regulated natural gas gross margin for the fourth quarter of 2010 was $42.7 million compared with $44.3 million for the same period in 2009.

Regulated retail natural gas volumes were 9,227,000 dekatherms for the fourth quarter of 2010 compared with 10,674,000 dekatherms for the same period in 2009. The decline was primarily due to warmer winter weather in our service territories.

Liquidity and Capital Resources

As of Dec. 31, 2010, cash and cash equivalents were $6.2 million compared with $4.3 million at Dec. 31, 2009.  The Company had $96.5 million available from its revolving credit facility at Dec. 31, 2010, compared with $180.9 million at Dec. 31, 2009.

Cash provided by operating activities totaled $218.9 million for the year ended Dec. 31, 2010, as compared with $116.8 million during 2009.  This increase in operating cash flows is primarily related to a decrease in contributions to our qualified pension plans of $82.9 million as compared with 2009.  In addition, during 2009 we paid a lawsuit verdict of approximately $26.7 million and prepaid a power purchase agreement for $10.8 million.  Partially offsetting these changes were increased cash outflows for natural gas storage injections during 2010 as compared with 2009.

Cash used in investing activities totaled $240.7 million during the year ended December 31, 2010, as compared with $189.1 million during 2009.  During 2010, we invested $228.4 million in property, plant and equipment additions, including approximately $92.1 million related to Mill Creek Generating Station, as compared with $189.4 million in property, plant and equipment additions during 2009.

Cash provided by financing activities totaled $23.6 million during 2010, as compared with $65.3 million during 2009.  During 2010 we had net borrowings of $80.8 million, paid dividends on common stock of $49.0 million and paid deferred financing costs of $8.0 million.  During 2009 we had net borrowings of $125.0 million, paid dividends on common stock of $48.2 million and paid deferred financing costs of $10.8 million.

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Dividend Declaration

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 36 cents per share, payable on Mar. 31, 2011, to common shareholders of record as of Mar. 15, 2011, an increase of 2 cents per share from Dec. 31, 2010.

Rate Case Update

In December, we received a final order from the Montana Public Service Commission (MPSC) in NWE’s electric and natural gas delivery services rate filing, approving an increase of $6.4 million annually in the electric utility’s revenue requirement and decrease of approximately $1 million in the natural gas utility’s revenue requirement.  The final order includes several requirements applicable to the electric utility’s revenue requirement, including the obligation to implement a modified lost revenue adjustment mechanism (filed originally as a decoupling mechanism) with a related reduction in the return on equity for the electric utility from 10.25% to 10%, and an inclining block rate structure for residential electric customers.  NorthWestern has appealed these provisions of the order.

2011 Earnings Outlook

NorthWestern expects its earnings for 2011 to be $2.25 - $2.40 per fully diluted share.

Summary:
	Net Income	EPS
2010 Reported GAAP	$ 77.4	$ 2.14
Adjustments:
Insurance recoveries	$ (2.8)	$ (0.08)
Montana rate adjustment	(1.9)	(0.05)
Weather - Montana	2.1	0.06

2010 Earnings, comparable with guidance of $1.95 - $2.10	$ 74.8	$ 2.07

	EPS Bridge
	$ 2.07

Year / Year Changes	Low	High
Mill Creek net income	$ 0.16	$ 0.18
Montana rate adjustment	0.09	0.11
Expiration of legacy CU4 contract	0.10	0.10
Non-weather related load growth - Montana gas & electric	0.10	0.13
Montana electric transmission OASIS (wholesale) sales	0.03	0.04

Labor and other miscellaneous increased expenses	(0.10)	(0.08)
Scheduled maintenance on electric plants	(0.07)	(0.06)
Property and other taxes (net of margin recovery)	(0.10)	(0.09)
Depreciation - increased utility capital	(0.05)	(0.04)

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

Incremental bonus depreciation on new tax legislation	0.02	0.04
Subtotal	$ 0.18	$ 0.33

2011 Range	$ 2.25	$ 2.40

Basic assumptions include the following expectations:

•	A consolidated income tax rate of approximately 20% - 24% of pre-tax income;
•	Fully diluted average shares outstanding of 36.4 million; and
•	Normal weather in the Company’s electric and natural gas service territories for 2010.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today at 3:00 pm Eastern Time (2:00 p.m. Central Time) to review its financial results for the year ended Dec. 31, 2010.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 5:00 p.m. ET on Feb. 11, 2011, through March 11, 2011, at 800-475-6701, access code 189762.

Annual Meeting

The Company's Annual Meeting of Stockholders will be held on Wednesday, April 27, 2011, in Grand Island, Nebraska.  The record date for the annual meeting is February 28, 2011.  The annual meeting notice, proxy statement, annual report to stockholders and voting instructions will be provided approximately 40 days prior to the meeting date to stockholders as of the record date.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 665,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2011 Earnings Outlook”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

•
potential adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition;

•
we have capitalized approximately $16.7 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie transmission project. If our efforts to complete MSTI are not successful we may have to write-off all or a portion these costs, which could have a material adverse effect on our results of operations;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

 NORTHWESTERN CORPORATION
CONSOLIDATED BALANCE SHEETS

(in thousands)

	Year Ended December 31,
	2010	2009
ASSETS
Current assets	303,054	264,827
Property, plant, and equipment, net	2,117,977	1,964,121
Goodwill	355,128	355,128
Regulatory assets	222,341	182,382
Other noncurrent assets	39,169	28,674
Total assets	$3,037,669	$2,795,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt and capital leases	$7,854	$7,320
Current liabilities	296,115	287,672
Long-term capital leases	34,288	35,570
Long-term debt	1,061,780	981,296
Deferred income taxes	232,709	161,188
Noncurrent regulatory liabilities	251,133	238,332
Other noncurrent liabilities	333,443	296,730
Total liabilities	2,217,322	2,008,108
Total shareholders' equity	820,347	787,024
Total liabilities and shareholders' equity	$3,037,669	$2,795,132

 NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Operating Activities
Net income	$77.4	$73.4	$67.6
Non-cash adjustments to net income	137.4	137.5	132.3
Changes in working capital	(1.8)	(40.3)	(7.8)
Other noncurrent assets and liabilities	5.9	(53.8)	6.2
Cash Provided by Operating Activities	218.9	116.8	198.3

Cash Used in Investing Activities	(240.7)	(189.1)	(124.4)

Cash Provided by (Used in) Financing Activities	23.6	65.3	(75.4)

Net Increase (Decrease) in Cash and Cash Equivalents	$1.9	$(7.0)	$(1.5)
Cash and Cash Equivalents, beginning of period	$4.3	$11.3	$12.8
Cash and Cash Equivalents, end of period	$6.2	$4.3	$11.3

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

NORTHWESTERN CORPORATION

YEAR ENDED DECEMBER 31, 2010 AND 2009 SEGMENT RESULTS

(Unaudited)

December 31, 2010	Electric	Gas	Other	Eliminations	Total
Operating revenues	$790,701	$318,735	$1,284	$—	$1,110,720
Cost of sales	356,325	174,764	—	—	531,089
Gross margin	434,376	143,971	1,284	—	579,631
Operating, general and administrative	169,483	71,088	(3,524)	—	237,047
Property and other taxes	65,027	23,159	12	—	88,198
Depreciation	74,227	17,509	33	—	91,769
Operating income	125,639	32,215	4,763	—	162,617
Interest expense	(49,576)	(12,608)	(3,642)	—	(65,826)
Other income	5,954	284	107	—	6,345
Income tax expense	(18,939)	(4,183)	(2,638)	—	(25,760)
Net income (loss)	$63,078	$15,708	$(1,410)	$—	$77,376

December 31, 2009	Electric	Gas	Other	Eliminations	Total
Operating revenues	$782,318	$354,470	$6,747	$(1,625)	$1,141,910
Cost of sales	356,722	210,016	6,948	—	573,686
Gross margin	425,596	144,454	(201)	(1,625)	568,224
Operating, general and administrative	170,656	76,730	(143)	(1,625)	245,618
Property and other taxes	58,488	20,953	141	—	79,582
Depreciation	71,968	17,038	33	—	89,039
Operating income (loss)	124,484	29,733	(232)	—	153,985
Interest expense	(51,193)	(12,858)	(3,709)	—	(67,760)
Other income	2,125	261	113	—	2,499
Income tax (expense) benefit	(13,493)	(2,457)	646	—	(15,304)
Net income (loss)	$61,923	$14,679	$(3,182)	$—	$73,420

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

 NORTHWESTERN CORPORATION

REGULATED ELECTRIC SEGMENT

(Unaudited)

	Results
	2010	2009	Change	% Change
	(in millions)
Retail revenue	$663.3	$660.7	$2.6	0.4%
Transmission	47.0	45.5	1.5	3.3
Wholesale	45.0	43.9	1.1	2.5
Regulatory Amortization and Other	35.4	32.2	3.2	9.9
Total Revenues	790.7	782.3	8.4	1.1
Total Cost of Sales	356.3	356.7	(0.4)	(0.1)%
Gross Margin	$434.4	425.6	$8.8	2.1%

	Revenues		Megawatt Hours (MWH)		Avg. Customer Counts
	2010	2009	2010	2009	2010	2009
	(in thousands)
Retail Electric
Montana	$223,813	$222,610	2,323	2,317	270,536	268,492
South Dakota	44,896	43,971	555	523	48,479	48,258
Residential	268,709	266,581	2,878	2,840	319,015	316,750
Montana	274,017	270,558	3,149	3,161	61,003	60,445
South Dakota	63,508	63,004	920	877	11,796	11,659
Commercial	337,525	333,562	4,069	4,038	72,799	72,104
Industrial	32,927	35,902	2,746	2,899	71	71
Other	24,124	24,697	163	181	5,874	5,943
Total Retail Electric	$663,285	$660,742	9,856	9,958	397,759	394,868
Wholesale Electric
Montana	$40,486	$38,263	788	642	N/A	N/A
South Dakota	4,503	5,653	220	217	N/A	N/A
Total Wholesale Electric	$44,989	$43,916	1,008	859	—	—

	2010 as compared with:
Cooling Degree-Days	2009	Historic Average
Montana	28% cooler	27% cooler
South Dakota	78% warmer	12% warmer

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

NORTHWESTERN CORPORATION

REGULATED NATURAL GAS SEGMENT

(Unaudited)

	Results
	2010	2009	Change	% Change
	(in millions)
Retail revenue	$268.0	$310.1	$(42.1)	(13.6)%
Wholesale and other	50.7	44.4	6.3	14.2
Total Revenues	318.7	354.5	(35.8)	(10.1)
Total Cost of Sales	174.8	210.0	(35.2)	(16.8)%
Gross Margin	$143.9	$144.5	$(0.6)	(0.4)%

	Revenues		Dekatherms (Dkt)		Customer Counts
	2010	2009	2010	2009	2010	2009
	(in thousands)
Retail Gas
Montana	$115,570	$132,586	12,635	13,291	157,764	156,714
South Dakota	26,342	32,462	2,787	2,925	37,263	36,815
Nebraska	24,653	28,531	2,624	2,674	36,515	36,458
Residential	166,565	193,579	18,046	18,890	231,542	229,987
Montana	58,142	66,516	6,400	6,733	22,023	21,929
South Dakota	22,175	26,567	3,044	3,315	5,890	5,837
Nebraska	18,537	20,760	2,838	2,903	4,553	4,504
Commercial	98,854	113,843	12,282	12,951	32,466	32,270
Industrial	1,702	1,650	194	170	285	295
Other	871	1,003	109	113	146	142
Total Retail Gas	$267,992	$310,075	30,631	32,124	264,439	262,694

2010 as compared with:
Heating Degree-Days	2009	Historic Average
Montana	1% warmer	Remained flat
South Dakota	5% warmer	2% warmer
Nebraska	2% warmer	1% warmer

NorthWestern Reports 2010 Financial Results
Feb. 11, 2011

NORTHWESTERN CORPORATION

FOURTH QUARTER SEGMENT RESULTS

(Unaudited)

Three Months Ended December 31, 2010

December 31, 2010	Electric	Gas	Other	Eliminations	Total
Operating revenues	$198,439	$92,853	$378	$—	$291,670
Cost of sales	90,274	50,130	—	—	140,404
Gross margin	108,165	42,723	378	—	151,266
Operating, general and administrative	45,262	18,634	(720)	—	63,176
Property and other taxes	14,403	5,305	3	—	19,711
Depreciation	18,664	4,400	8	—	23,072
Operating income	29,836	14,384	1,807	—	45,307
Interest expense	(12,267)	(2,891)	(1,255)	—	(16,413)
Other income (loss)	1,439	(42)	27	—	1,424
Income tax expense	(1,449)	(3,142)	(3,139)	—	(7,730)
Net income (loss)	$17,559	$8,309	$(3,280)	$—	$22,588

Three Months Ended December 31, 2009

December 31, 2009	Electric	Gas	Other	Eliminations	Total
Operating revenues	$202,179	$100,132	$498	$(400)	$302,409
Cost of sales	97,758	55,911	(16)	—	153,653
Gross margin	104,421	44,221	514	(400)	148,756
Operating, general and administrative	42,081	17,923	1,805	(400)	61,409
Property and other taxes	12,054	4,097	30	—	16,181
Depreciation	17,856	4,216	8	—	22,080
Operating income (loss)	32,430	17,985	(1,329)	—	49,086
Interest expense	(13,230)	(3,229)	(898)	—	(17,357)
Other income (loss)	1,341	(61)	27	—	1,307
Income tax expense	(1,426)	(4,029)	(1,972)	—	(7,427)
Net income (loss)	$19,115	$10,666	$(4,172)	$—	$25,609